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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number: 333-46893-01
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                         Aames Capital Acceptance Corp.
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             (Exact name of registrant as specified in its charter)


     350 South Grand Avenue, Los Angeles, California 90071; (213) 210-5270
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Aames Mortgage Trust 1998-B Mortgage Pass-Through Certificates, Series 1998-B
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [ ]             Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [X]

    Approximate number of holders of record as of the certification or notice date:

    o Aames Mortgage Trust 1998-B Mortgage Pass-Through Certificates, Series 1998-B, has one holder of record, CEDE & CO., the nominee of The Depository Trust Company (56 holders, if only participating brokers holding directly through CEDE & CO. are counted).


    Pursuant to the requirements of the Securities Exchange Act of 1934, Aames Capital Acceptance Corp., as registrant with respect to the securities covered hereby, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 27, 1998                      By: /s/ Joseph Magnus
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                                                 Joseph Magnus
                                                 Executive Vice President





Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.